EXHIBIT 10.5

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                              SHAREHOLDER AGREEMENT

     This Agreement ("Agreement") made as of the 10th day of February, Nineteen Hundred Ninety-five by and among ROBERT PORTMAN, having an address at 188 Igoe Road, Morganville, New Jersey 07751 (hereinafter sometimes referred to as "RP"), and T. COLIN CAMPBELL having an address at 26 Beckett Way, Ithaca, New York 14850 (hereinafter sometimes referred to as "TCC"), T. NELSON CAMPBELL having an address at 419 Warren Road, Ithaca, New York 14850 (hereinafter sometimes referred to as "TNC"); MING LI having an address at 120 Pleasant Grove Road, Ithaca, New York 14850 (hereinafter sometimes referred to as "ML"); JUNSHI CHEN having an address at 29 Nan Wei Road, Beijing, China 100050 (hereinafter sometimes referred to as "JC"), TCC, TNC, ML and JC are hereinafter sometimes collectively referred to as "Campbell Group". In this Agreement, RP and the Campbell Group are sometimes collectively referred to as Stockholders or Shareholders or Parties or individually as Shareholder, Stockholder or Party.

                                   WITNESSETH

     WHEREAS, the Campbell Group has special expertise, relationships and contacts within the research and medical communities of China which have resulted in the signing of a Strategic Alliance Agreement (Appendix A) and Exclusive Licensing Agreement (Appendix B) with the Institute of Nutrition & Food Hygiene; and


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     WHEREAS, RP has skills, expertise and know how to identify, develop, market and promote healthcare products; and

     WHEREAS, the Parties are desirous of combining their resources to acquire, research, develop and market innovative products from natural herbs for treatment and prevention of disease and maintenance of health and well being; and

     WHEREAS, the Parties may also engage in other business activities including, but not limited to, contract manufacturing and importation of products into China; and

     NOW THEREFORE, in consideration of the sum of One ($1.00) Dollar and other good and valuable considerations, the Parties agree as follows:

                            ARTICLE I: INCORPORATION

     1.1 To form a Corporation in the State of Delaware called PacificHealth Laboratories, Inc. or a similar named entity (hereinafter referred to as the "Corporation").

     1.2 The Corporation shall initially have four (4) directors.

     1.3 The Corporation will be located initially at 1460 Route 9 North, Woodbridge, New Jersey 07095.

                                ARTICLE II: STOCK

     2.1 The Corporation shall be authorized to issue Ten Million (10,000,000) shares with a par value of one mil (.001) per share.


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     2.2 Shares in the amount of Two million five hundred thousand (2,500,000)
shall be issued as follows:

               Robert Portman                    1,250,000 shares
               T. Colin Campbell                   359,750 shares
               Junshi Chen                         329,750 shares
               Ming Li                             230,750 shares
               T. Nelson Campbell                  329,750 shares

     2.3 The above shares should be paid for and issued within thirty (30) days after the Corporation has been formed.

                         ARTICLE III: BOARD OF DIRECTORS

     3.1 The Board of Directors shall consist initially of four (4) individuals, two (2) to be nominated by RP and two (2) to be nominated by the Campbell Group.

     3.2 A Board of Directors incentive plan will be created for the initial directors subject to subsequent Agreements which may be entered into by the Corporation.

                            ARTICLE IV: ORGANIZATION

     4.1 RP will be appointed to the position of Chairman and Chief Executive Officer (CEO) and enter into an employment agreement with the Corporation. The employment agreement shall include base salary, bonus and stock options, the terms of which shall be approved by the Board of Directors of the Corporation.


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     4.2 The Parties shall mutually agree upon a Secretary for the Corporation.

                           ARTICLE V: INITIAL FUNDING

     5.1 The Campbell Group has elected not to put up their pro rata share of the monies needed to initially fund the Corporation; therefore, RP has agreed to advance the sum of up to Twenty-Five Thousand ($25,000) as a loan to the Corporation.

     5.2 Such loan shall bear interest at the prime rate as set from time-to-time by Chase Manhattan Bank of North America and at the option of RP shall be convertible to stock of the Corporation at a price equal to Eighty Percent (80%) of the per share paid by the Additional Funding Lenders as specified in Paragraph 5.3.

     5.3 Parties agree to seek out an Additional Funding Loan in the amount of Two Hundred and Twenty-Five Thousand ($225,000). Such Additional Funding Loan shall bear interest at the prime rate as set from time-to time by Chase Manhattan Bank of North America and at the option of the Bridge Funding Lender shall be convertible to stock of the Corporation at a per share price to be mutually agreed upon.

     5.4 RP and the Campbell Group shall have the right, but not the obligation, to participate in the Bridge Funding Loan. If RP and the Campbell Group elect to participate in the Additional Funding Loan, such loan shall bear interest at the prime rate as set from time-to-time by Chase Manhattan Bank of North America and at the option of RP and/or the Campbell Group be convertible


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into stock of the Corporation at a per share price equal to Eighty percent (80%)
of the per share price paid by the Bridge Funding Lenders as specified in Paragraph 5.3.

                      ARTICLE VI: TRANSFERABILITY OF STOCK

     6.1 Any Shareholder shall have the right to transfer up to 30% (thirty percent) of his shares without the consent of all Shareholders as long as such transfers are made in accordance with the terms and conditions as provided in this Agreement.

                           ARTICLE VII: SALE OF STOCK

     7.1 If a Stockholder (the "Selling Stockholder) desires to sell, transfer except as provided in Article VI. or otherwise as permitted, dispose of his Stock and has a bona fide offer in writing (the "Offer"), from a third Party (the "Offeror") to purchase his Stock, the Selling Stockholder must first offer such stock to the Other Stockholders at the purchase price and under the terms specified in the offer.

     (a) the Selling Stockholder shall promptly give written notice to the Corporation and to the Other Stockholder(s), which notice shall include a true and correct copy of the Offer.

     (b) The Other Stockholders may purchase the Stock pursuant to subparagraph 5(c) in proportion to their current share holdings if both desire to purchase or in total if only one other Shareholder remains or is desirous of purchasing the stock.


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     (c) The Other Stockholders may elect to purchase the Selling Stockholder's
Stock by giving written notice to the other Parties hereto no later than thirty
(30) days after the receipt of notice of the Offer from the Selling Stockholder. The purchase price and all the terms and conditions shall be as set forth in the Offer except that the payment terms shall be as set forth in Paragraph 6 hereof and except that the down payment shall not be less than that provided in Paragraph 6.

     (d) If the Other Stockholders elect to purchase the Selling Stockholder's Stock, the closing of the purchase and sale shall be held in accordance with the terms and conditions of the Offer, except for the payment terms and except that the closing shall take place at a location mutually agreed to by the Parties. If the Other Stockholders do not elect to purchase the Selling Stockholder's Stock or, having elected to purchase, fail to close the transaction in accordance with the Offer as modified herein, the Selling Stockholder shall have the right to sell his Stock to the Offeror, but only to such person, and only upon the terms and conditions set forth in the Offer, provided that in no event shall the closing of such sale take place no more than 120 days after the expiration of the thirty (30) day period provided in subparagraph 3(c) above.

     7.2 Any person or entity acquiring Stock pursuant to this paragraph, as a condition of such acquisition, shall agree to be bound by all the terms of this Agreement.


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     7.3 The Other Stockholders shall have the right to designate another individual or entity to purchase the Selling Stockholder's Stock, which designation, to be effective, must be made at the same time as the election by the Other Stockholder of whether or not to purchase the Selling Stockholder's Stock.

     7.4 In the event of an attempted Transfer by any Stockholder not in accordance with the terms of this Agreement, such attempted Transfer shall be null and void as if the same were never made or done.

              ARTICLE VIII: LIMITATION ON CORPORATE REORGANIZATION

     8.1 In the event of any purchase of Stock pursuant to this Agreement, the Remaining Shareholder shall not transfer any substantial portion of the assets of the Corporation (substantial portion shall mean greater than 20% of the assets of the Corporation), or increase his compensation or the compensation of any related party by more than the greater of 5% per annum or the percentage increase in the Cost of Living Index for Northeast Urban dwellers, or to enter into any business directly competing with the then business of the Corporation without posting adequate security for the remaining payments due on the purchase of the Stock or the written approval by the selling Stockholder.

                           ARTICLE IX: STEPS REQUIRED

     9.1 In any case in which the Corporation elect or is required to purchase any shares of Stock hereunder, the Parties


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hereto agree, if necessary, to take in a reasonably prudent business manner whatever lawful steps are required or permitted so that the Corporation can consummate such purchase, and, if required, create surplus sufficient for the purchase of such Stock.

                           ARTICLE X: RIGHT OF SET-OFF

     10.1 In the event that a purchase occurs hereunder, the remaining Shareholder shall have the right to cause the Corporation to purchase some or all of the Stock of the Other Shareholder and to set-off any amounts due from such departing Shareholder to a Corporation under any provision of this Agreement from any amounts due to the departing Shareholder from any party under this Agreement.

                           ARTICLE XI: SECURITIES LAWS

     11.1 The Stockholders acknowledge that the capital stock of the Corporation acquired by them has not been registered under the Securities Act of 1933 (hereinafter referred to as the "Act") or any state securities law (the "State Acts"). The Stockholders severally represent ad warrant that they have acquired their shares of capital stock of the Corporation without a view to the offer, offer for sale, or sale in connection with, the distribution of such shares of capital stock, and, subject to the terms of this Agreement, that they will hold such shares of capital stock indefinitely unless subsequently registered under


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the Act and the State Acts or unless exception from such registration is available and an opinion of counsel for the Corporation, in form and substance satisfactory to the Corporation, is obtained to that effect. The provisions of this Agreement are in all respects subject to the restrictions of the Act and the State Acts and regulations thereunder.

     11.2 Each Stockholder realizes that the Corporation does not file, and does not in the foreseeable future contemplate filing, periodic reports in accordance with the provisions of Sections 13 of 15(d) of the Securities and Exchange Act of 1934, and also understands that the Corporation has not agreed to register any of its securities for distribution in accordance with the provisions of the Act or to take any actions respecting the obtaining of an exemption from registration for such securities or any transaction with respect thereto.

                             ARTICLE XII: AMENDMENTS

     12.1 This Agreement may not be altered or amended, except by written agreement among the Parties, and shall terminate upon the written consent of all the Parties or with respect to the Corporation upon its dissolution.

                          ARTICLE XII: ENTIRE AGREEMENT

     13.1 This Agreement is the complete, sole and exclusive expression of all of the agreements, understandings,


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representations, conditions, warranties and covenants made between the parties hereto, and supersedes any prior agreements.

                         ARTICLE XIV: FAILURE TO PERFORM

     14.2 The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter. Nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

                            ARTICLE XV: GOVERNING LAW

     15.1 This Agreement shall be construed in accordance with the laws of the State of New Jersey.

                         ARTICLE XVI: BENEFITS & BURDENS

     16.1 This Agreement and all of its provisions shall be binding upon the legal representatives, heirs, distributees, successors and permitted assigns of the parties.

                         ARTICLE XVII: UNENFORCEABILITY

     17.1 The invalidity, unenforceability or impossibility of any particular provision of this Agreement shall not affect any other provision hereof, and the Agreement shall be construed in all respects as if such invalid unenforceable or impossible provision were omitted.


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                              ARTICLE XVIII: BREACH

     18.1 Should either party commit any substantial breach of any provision of this Agreement, the Agreement may be terminated by the other party giving notice to the party committing such breach on ninety (90) days notice specifying the breach complained of, provided however that such notice shall not be effective if within ninety (90) days the defaulting party substantially corrects the breach.

                            ARTICLE XIX: ARBITRATION

     19.1 Any dispute or controversy arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, or any breach of this Agreement or any such document or instrument shall be settled by arbitration to be held in the County of Monmouth in the State of New Jersey in accordance with the rules then in effect of the American Arbitration Association or any successor thereto.

     19.2 The arbitrator may grant injunction or other relief in such dispute or controversy and may determine which Party shall be responsible for attorneys' fees, costs and other expenses of such arbitration. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction and the parties irrevocably consent to the jurisdiction of the New Jersey courts for this purpose. Unless


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determined by the arbitrator, each Party shall pay its pro rata share of the costs and expenses of such arbitration and each Party shall separately pay his own attorneys' fees and expenses.

                             ARTICLE XX: NON-COMPETE

     20.1 While this Agreement is in force, no Party shall engage in any activity that is competitive to the business of the Corporation, directly own more than Five percent (5%) of shares in a public company that is competitive to the Corporation or is directly or indirectly involved in the management of any company competitive to the Corporation subject to the exclusion that ownership, participation or management by T. Colin Campbell; T. Nelson Campbell; and Junshi Chen in (1) bioassays and other technologies or products resulting from a Prospective Survey planned by the Campbell Group in China, (2) activities related to the parenteral personal care products under feature agreements with NuSkin International, and (3) the business of Paracelsian, Inc. is permitted.

                          ARTICLE XXI: INDEMNIFICATION

     21.1 TNC and TCC shall indemnify and hold RP and PacificHealth Laboratories, Inc., harmless against any and all lawsuits, claims, demands, liabilities, damage or expense including reasonable attorneys fees which may be made against or suffered or incurred by RP or PacificHealth Laboratories, Inc., its employees, officers, successors and assigns as a result of


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any negligence or breach of any written contract or agreement, between TNC, TCC and/or Pacific Liaison and Paracelsian, Inc. prior to the execution of this Agreement.

                              ARTICLE XXII: NOTICE

     22.1 Any notice, request, demand, payments or other communication required or permitted hereunder shall be deemed to be properly given when deposited in the United States Mail, Certified, Return Receipt Requested, Postage Pre-paid and Addressed:

          a.   In the case of the Campbell Group to

               T. Colin Campbell, Ph.D.
               26 Beckett Way
               Ithaca, New York 14850

               or to such other person or address as the

Campbell Group may furnish to the Corporation.

          b.   In the case of RP to
               Robert Portman, Ph.D.
               188 Igoe Road
               Morganville, New Jersey 07751

               or to such other person or address as PR may furnish to the Corporation.

                             ARTICLE XXIII: CAPTIONS

     23.1 The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.


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                         ARTICLE XXIV: ENTIRE AGREEMENT

     24.1 This Agreement, as the attachments hereto and the references herein, constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements among the Parties in connection with the subject matter hereof except as specifically set forth or referred to herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WITNESS:



  4/18/95                                           /s/ Robert Portman
------------------------------                    ------------------------------
                                                  ROBERT PORTMAN, Ph.D.



  4/18/95                                           /s/ T. Colin Campbell
------------------------------                    ------------------------------
                                                  T. COLIN CAMPBELL, Ph.D.



  4/26/95                                           /s/ Junshi Chen
------------------------------                    ------------------------------
                                                  JUNSHI CHEN, M.D.



  4/19/95                                           /s/ Ming Li
------------------------------                    ------------------------------
                                                  MING LI, M.D.



  4/19/95                                           /s/ T. Nelson Campbell
------------------------------                    ------------------------------
                                                  T. NELSON CAMPBELL





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                       AMENDMENT TO SHAREHOLDERS AGREEMENT
                       -----------------------------------

     This Amendment made as of the 3rd day of May, Nineteen Hundred Ninety-five by and among ROBERT PORTMAN, having an address at 188 Igoe Road, Morganville, New Jersey 07751 (hereinafter sometimes referred to as "RP"), and T. COLIN CAMPBELL having an address at 26 Beckett Way, Ithaca, New York 14850 (hereinafter sometimes referred to as "TCC"), T. NELSON CAMPBELL having an address at 419 Warren Road, Ithaca, New York 14850 (hereinafter sometimes referred to as "TNC"); MING LI having an address at 120 Pleasant Grove Road, Ithaca, New York 14850 (hereinafter sometimes referred to as "ML"); JUNSHI CHEN having an address at 29 Nan Wei Road, Beijing, China 100050 (hereinafter sometimes referred to as "JC"), TCC, TNC, ML and JC are hereinafter sometimes collectively referred to as "Campbell Group". In this Agreement, RP and the Campbell Group are sometimes collectively referred to as Stockholders or Shareholders or Parties or individually as Shareholder, Stockholder or Party.

                                   WITNESSETH

     WHEREAS, the Parties are desirous of amending the Agreement made between them as of the 10th day of February, 1995.

     NOW, THEREFORE, in consideration of the sum of One ($1.00) Dollar and other good and valuable considerations, the Parties agree as follows:

     1. Article II, Section, 2.2 is hereby amended to read follows:


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          "2.2 Shares in the amount of Three million (3,000,000) shall be issued as follows:

              Robert Portman                     1,500,000 shares
              T. Colin Campbell                    431,700 shares
              Junshi Chen                          395,700 shares
              Ming Li                              276,900 shares
              T. Nelson Campbell                   395,700 shares

     1. Article II, Section, 2.3 is hereby amended to read as follows:

          "2.3 The above shares shall be paid for and issued within thirty (30) days after the initial meeting of the Board of Directors following the resignation of the Sole Director."

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WITNESS:

  May 9, 1995                                     /s/Robert Portman
-----------------                                 ----------------------------
                                                  ROBERT PORTMAN, Ph.D.

  May 9, 1995                                     /s/T. Colin Campbell
-----------------                                 ----------------------------
                                                  T. COLIN CAMPBELL, Ph.D.

  May 10, 1995                                    /s/Junshi Chen
-----------------                                 ----------------------------
                                                     JUNSHI CHEN, M.D.

  May 9, 1995                                     /s/Ming Li
-----------------                                 ----------------------------
                                                     MING LI, M.D.

  May 9, 1995                                     /s/T. Nelson Campbell
----------------                                  ----------------------------
                                                     T. NELSON CAMPBELL


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